UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2015

FREEPORT-McMoRan INC.
(Exact name of registrant as specified in its charter)

Delaware	001-11307-01	74-2480931
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

333 North Central Avenue
Phoenix, AZ	85004-2189
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (602) 366-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Freeport-McMoRan Inc. (NYSE: FCX) announced today that following production testing on Freeport-McMoRan Oil & Gas’ (FM O&G) Highlander discovery, located onshore in South Louisiana in the Inboard Lower Tertiary/Cretaceous trend, independent reserve engineers provided estimates of proved reserves totaling approximately 38 billion cubic feet (Bcf) of natural gas (approximately 19 Bcf net to FM O&G) associated with the initial well. Independent reserve engineers estimates of proved, probable and possible reserves for the initial well totaled approximately 197 Bcf of natural gas (approximately 97 Bcf net to FM O&G). In addition, based on work performed to date, independent reserve engineers estimate additional gross resources for the Highlander field exceeding 2 trillion cubic feet (Tcf), in excess of 1 Tcf net to FM O&G.

As previously reported, the February 2015 production test, which was performed in the Cretaceous/Tuscaloosa section, utilized expanded testing equipment and indicated a flow rate of approximately 75 million cubic feet of natural gas per day (MMcf/d), approximately 37 MMcf/d net to FM O&G, on a 42/64th choke with flowing tubing pressure of 10,300 pounds per square inch. FM O&G commenced production in late February 2015. FM O&G plans to install additional amine processing facilities to accommodate the higher rates.

A second well location has been identified and future plans will be determined pending review of performance of the first well. FM O&G has identified multiple prospects in the Highlander area which provide opportunities for future development of the field. FM O&G controls rights to more than 50,000 gross acres.

The Highlander discovery well was drilled to a total depth of approximately 29,400 feet in the first of quarter 2014. Wireline log and core data obtained from the Wilcox and Cretaceous sand packages indicated favorable reservoir characteristics with approximately 150 feet of net pay.

FM O&G is operator of the Highlander well and holds a 72.0 percent working interest and an approximate 49 percent net revenue interest. Other working interest owners include Energy XXI LTD (Nasdaq: EXXI) (18.0%) and W. A. “Tex” Moncrief Jr. (10.0%). The Gulf Coast Ultra Deep Royalty Trust (Nasdaq: GULTU) holds a 3.6 percent overriding royalty interest in the Highlander area.

The information in this Item 7.01 of Form 8-K is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934 (the "Exchange Act"), or otherwise subject to the liabilities of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

Cautionary Statement Regarding Forward-Looking Statements: The information furnished in this Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are all statements other than statements of historical facts, including statements regarding estimates of oil and natural gas reserves and resources, and future development and production activities. FCX cautions readers that forward-looking statements are not guarantees of future performance and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include production rates, industry risks, regulatory changes, drilling results, weather- and climate-related risks and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2014, filed with the U.S. Securities and Exchange Commission (SEC).

The SEC requires companies with significant oil and gas producing activities to disclose, in their filings with the SEC, proved oil and gas reserves that have been demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The SEC also permits the disclosure of probable and possible oil and gas reserves, as such terms are defined by the SEC. FCX uses certain phrases and terms in this Form 8-K, such as “gross resources,” which the SEC’s rules prohibit FCX from including in its filings with the SEC. “Gross resources” does not take into account the certainty of resource recovery, which is contingent on exploration success, technical improvements in drilling access, commerciality and other factors, and is therefore not indicative of expected future resource recovery and should not be relied upon.

Investors are cautioned that many of the assumptions on which FCX's forward-looking statements are based are likely to change after its forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may or may not be able to control. Further, FCX may make changes to its business plans that could or will affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in FCX's assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Freeport-McMoRan Inc.

By: /s/ Kathleen L. Quirk
----------------------------------------
Kathleen L. Quirk
Executive Vice President, Chief Financial Officer
& Treasurer (authorized signatory and Principal
Financial Officer)

Date: March 16, 2015